Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement and its Exhibits (this “Agreement”), entered into the 19th day of January, 2011, effective as of January 1, 2011 is by and among DYNAenergetics Holding GmbH, a German limited liability company (the “Company”), Dynamic Materials Corporation, a Delaware Corporation (“DMC”), and Rolf Rospek, a resident of Germany (“Executive”) (together, the “parties”).

Recitals

A.            Executive has significant experience in the management of companies and is willing to serve the Company on the terms and subject to the conditions hereinafter set forth.

B.            The Company desires to secure the continued services of Executive subject to the terms and conditions hereinafter set forth.

C.            The Company is an indirect, wholly-owned subsidiary of DMC.  The Executive currently serves as a member of the Board of Directors of DMC. This Employment Agreement shall not affect any rights and duties of the Executive as member of the Board of Directors of DMC.

D.            This agreement replaces with effect from January 1, 2011, in its entirety, that Managing Director’s Agreement between the Company and Executive dated November 15, 2007.

Agreement

In consideration of the foregoing and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Employment.  The Company hereby employs Executive as Managing Director of the Company reporting to the Chief Executive Officer of DMC, and Executive hereby accepts such employment and agrees to perform such duties and responsibilities as are assigned to him from time-to-time by the Chief Executive Officer of DMC.  The parties agree that the place of office of the Executive will be the area of Hannover, Germany (currently: Plotenweg 3, 31234 Edemissen). Such place of office shall not be moved by the Company on a permanent basis without the Executive’s consent. However, the parties agree that business trips within Germany and abroad are part of the Executive’s obligations under this Agreement.

2.             Full-time Best Efforts.

(a)           Performance. Executive shall devote his full and exclusive professional time and attention to the performance of his obligations under this Agreement, and will at all times faithfully, industriously and to the best of his ability, experience and talent, perform all of this obligations hereunder.  Executive shall not, without the express written consent of the Company, directly or indirectly, engage, alone or with others, in any other enterprises or business concerns, nor render professional services to, own, control, manage, consult with, be employed by, or otherwise have an interest in, any such enterprises or concerns, during the term of his continued employment with the Company.  Without limiting the generality of any other provision herein, transactions in securities of publicly traded companies and other passive investment activities shall not be considered prohibited by the foregoing sentence, except as such transactions and activities may violate the Company’s conflict of interest policy, if any, in place from time to time.

(b)           Rules.  The Executive shall conduct the affairs of the Company with the due care and diligence of a prudent and conscientious business manager pursuant to the provisions of law, the Articles of Association, the Rules of Procedure for the Board of Managing Directors as issued by the Board of Supervisory Directors, if any, the instructions given by the Company’s shareholders’ meeting, DMC’s code of ethics and this Agreement. The Company reserves the right to expand the Board of Managing Directors and redistribute the areas of responsibility among the Board Members.

(c)           The Executive shall irrevocably be authorized to have his assets also managed by a company - this is “Vermögensverwaltung Rospek Gesellschaft bürgerlichen Rechts” [partnership under the German Civil Code] for the time being.

3.             Term of Agreement.  This agreement shall be effective on January 1, 2011 (the “Effective Date”) and shall continue until December 31, 2012 (the “Term”), unless otherwise terminated by either party pursuant to Section 5 below.

4.             Compensation Reimbursement.

(a)           Salary.  During the term of this Agreement, the Company shall pay Executive an annual salary (“Salary”) of EUR 190,000.00 gross payable in accordance with the Company’s standard payroll practices for similarly situated employees.  The compensation committee of the DMC board of directors (the “Compensation Committee”) will review Executive’s Salary at least annually and may increase (but not reduce) Executive’s Salary in its sole discretion.  All compensation paid to Executive hereunder is subject to all deductions required by law.  If the Salary is not subject to social insurance contributions, the Company shall pay to the Executive until the applicable assessment basis ( Bemessungsgrundlage ) an amount twice as much as the employer’s contribution ( Arbeitgeberanteil ) fictitiously incurring with regard to this partial amount as to the contributions to annuity insurance, health insurance and nursing insurance.

(b)           Bonus.  (i) Executive shall be eligible to receive a non-discretionary annual bonus equal to (A) the sum of (1) 0.5% of DMC’s annual net income and (2) 1.0% of the annual operating income of the oilfield products segment of DMC, until such time as Executive has received total payments under this non-discretionary annual bonus with respect to such year equal to 125% of that year’s salary (the “Initial Bonus Limit”), plus (B) following such time as Executive has received the Initial Bonus Limit, the sum of (1) 0.25% of DMC’s annual net income and (2) 0.5% of the annual operating income of the oilfield products segment of DMC.  For purposes of this Section 4(b)(i), both the annual net income of DMC and the annual operating income of the oilfield products segment of DMC shall be as reported in DMC’s annual consolidated audited financial statement for such year.  If the Executive is granted additional vacation pursuant to Section 2 of Schedule 1, the non-discretionary annual bonus of the Executive pursuant to this Section 4(b)(i) shall be reduced pursuant to Section 4 of Schedule 1.

(ii) Executive shall also be eligible to receive a discretionary annual bonus in an amount up to 20% of Executive’s Salary.  The discretionary bonus will be determined based on performance goals and rules established by the Compensation Committee.  The maximum amount of discretionary annual bonus that may be paid to Executive pursuant to this Section 4(b)(ii) shall not be reduced if the Executive is granted additional vacation pursuant to Section 2 of Schedule 1.

(iii) The non-discretionary bonus and discretionary bonus, if any, will be payable in U.S. dollars on or before March 15 of the following year.  If this Agreement terminates in the course of a year, (i) the amount of the non-discretionary bonus shall be determined based on the actual annual net income and the annual operating income bonus for the portion of the year ending on the date of termination, and (ii) the amount of the discretionary bonus, if any, shall be determined by the Compensation Committee in its sole discretion.  Executive is not guaranteed any minimum bonus payment.

(c)           Stock Incentives.  Executive shall be eligible to receive restricted shares of the common stock of DMC under DMC’s 2006 Stock Incentive Plan (the “Incentive Plan”) subject to the terms and conditions of such plan and as granted by the Compensation Committee.  If the Company  terminates Executive’s employment for any reason other than for an important reason (aus wichtigem Grund) pursuant to Section 5(b), all restricted stock held by Executive shall immediately vest, subject to the terms and conditions of the Incentive Plan.

(d)           German Pension Contributions.  The Company shall also make all required contributions to the Company’s existing pension scheme on behalf of the Executive. Subject to deviating provisions within the pension plan and upon the Executive’s request in his sole discretion, the Company shall take out a direct insurance (Direktversicherung) on behalf of the Executive in lieu of such pension scheme contributions to an annual premium at the amount of the maximum rates for tax and social security exemption legally permissible.  If the amount of such maximum rates legally permissible for indirect insurances are increased, at the request of the Executive, the Company shall procure an increase of the direct insurance or implement another direct insurance with an insured sum in the amount equal to the increase, each without an impact as to the amount of the annual Salary. The Executive shall be irrevocably named the beneficiary of the direct insurances. If the Executive leaves the Company, he shall be entitled to take over and carry on all direct insurances taken out on his behalf at his own expense. The Company has no obligation to continue any payment for such direct insurances following the termination of this Agreement pursuant to Section 5.

(e)           Other Benefits.  Executive shall receive the following Company benefits:

(i)            Company accident insurance coverage in the amount of EUR 250,000 in case of death and EUR 500,000 in case of disability;

(ii)           DMC directors and officers insurance coverage in the amount of at least EUR 10 million and a validity for at least 5 years after termination of this agreement or removal as managing director; a copy of the D & O insurance policy shall be delivered to the Executive.

(iii)          vacation as provided in Schedule 1 to this Agreement;

(iv)          payment of premium for the existing private life-insurance with Allianz Lebensversicherungs-AG at the annual amount of EUR 56,169; and

(v)           provision to the Executive of a company automobile for business and private purposes, the monthly leasing rate for which shall not exceed EUR 1,200 net. All taxes incurring due to the use of the company car for private purposes shall be borne by the Executive.

(f)            Expense Reimbursement.  The Company shall reimburse Executive for all travel expenses and other disbursements incurred by Executive for or on behalf of the Company in the performance of his duties hereunder, subject to and in accordance with the Company’s expense reimbursement policies and procedures, as in effect from time-to-time and applicable tax regulations.  While taking the train, the Executive is entitled to travel first class; if he travels by plane, he may travel via Business Class.

5.             Termination.

(a)           Important Reasons.  The Company may terminate Executive’s employment only for important reasons (aus wichtigem Grund), effective immediately upon written notice to Executive. Any termination under this subparagraph shall serve to relieve Executive of all his duties and authority on behalf of the Company as of the date such notice states the termination is to take effect.  For purposes of this Agreement, termination for “important reasons” shall include any of the following that detrimentally affect the Company:

(i)            a willful and substantial breach by Executive of the terms of this Agreement or any written agreement between Executive and either of the Company or DMC that has a materially adverse effect on the business and affairs of the Company or DMC;

(ii)           the failure by Executive to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days after the Company’s shareholders’ meeting has made a written demand for performance which specifically identities the manner in which it believes that Executive has not substantially performed his duties;

(iii)          the commission by Executive of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company or DMC policy (such as DMC’s code of ethics);

(iv)          a conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved;

(v)           an act of failure to act constituting fraud or dishonesty that compromises Executive’s ability to act effectively as a high-level executive of the Company; or

(vi)          any other important reason under German law.

(b)           Release from Duty to Work.  The Company shall have the right at any time to release the Executive from his duty to work (such release being either irrevocable or in a form that it can be revoked) while setting off the Executive’s residual vacation entitlement, provided that the Company shall continue to pay the contractual compensation stipulated in Section 4 above. If the appointment as managing director of the Company ends without simultaneous termination of this Agreement, the Executive shall be released from his duty to work for the remaining term of the Agreement, while setting off the Executive’s residual vacation entitlement and continuing payment of the Executive’s remuneration pursuant to in Section 4.

(c)           Termination Without an Important Reason.  Notwithstanding any other provision of this Section 5, (i) Executive shall have the right to terminate his employment at any time upon sixty days’ written notice to the Company (or upon such shorter notice as the Executive may agree in writing in connection with such termination), (ii) prior to January 1, 2012, the Company shall have the right to terminate Executive’s employment at any time upon one year’s written notice to the Executive (or upon such shorter notice as the Executive may agree in writing in connection with such termination), and (iii) on and after January 1, 2012, the Company shall have the right to terminate Executive’s employment immediately at any time upon written notice to the Executive.  Upon termination of employment pursuant to Section 5(c)(ii), the Company shall pay Executive an amount equal to the remaining Salary and remaining annual bonuses pursuant to Section 4(b) that would have been payable through December 31, 2012.  Upon termination of employment pursuant to Section 5(c)(iii), the Company shall pay Executive an amount equal to one year’s Salary and the amount of bonus otherwise payable for 2012 pursuant to Section 4(b).  Payments pursuant to Section 5(c)(ii) or (iii) shall be payable in equal monthly payments and shall constitute full payment in satisfaction of all of the Company’s obligations under this Agreement.  Any such termination by Executive shall be deemed effective upon receipt by the Company of such notice.  Any termination under this Section 5(c) shall be effective as of the date stated in the notice and shall serve to relieve both parties from all their duties and obligations to one another hereunder after such date, except for obligations accrued prior to such effective date.

(d)           Death.  If Executive dies during the term of his employment hereunder, this Agreement shall automatically terminate as of the date of his death and the parties shall be relieved from their respective duties and obligations to one another as of the effective date of any such termination.  Executive’s estate or designated beneficiaries shall receive (i) an amount equal to three months of Salary and (ii) any accrued but unpaid portion of Executive’s Salary and the bonus, if any, he would have received in respect of the amount of time equal to a portion of the fiscal year prior to his termination plus an additional three months following such termination, payable at the same time as bonuses are paid to other executives and any other amounts owing to Executive under Section 5(c).

(e)           Disability.  If Executive is unable to fully and satisfactorily perform any of the essential functions of his position by reason of disability or long-term illness, the provisions of Schedule 2 shall apply.

(f)            Costs of Continued Benefits.  In the event of any termination of this Agreement in connection with which Executive is entitled by law or is allowed by the Company to continue his coverage under the Company’s health, dental, eye and other medical insurance policies, Executive shall be responsible for paying the cost of all insurance premiums and charges necessary to keep such coverage in force during any period of time that such coverage is so continued following termination.

6.             Non-Competition.

(a)           Non-competition.  The Executive may not work, as an employee, independently on a free-lance basis or in any other way, for third parties that are direct or indirect competitors of the Company, DMC or their respective subsidiaries and affiliated companies (the “DMC Companies”), or third parties affiliated with such competitors of the DMC Companies, during the term and for a period of two years after termination of this Agreement (the “Non-competition Period”). Furthermore, the Executive may not set up, buy or directly or indirectly hold shares in any such company during the Non-competition Period.  The acquisition of less than 5 % of the share capital in a publicly traded stock corporation acquired for investment purposes are excluded from this prohibition of competition.

(b)           Non-solicitation.  During the Non-competition Period, the Executive is prohibited from soliciting or accepting work from any customer of the DMC Companies, which has been a customer of any of the DMC Companies within the two years prior to termination of this Agreement or which was a prospective customer of any of the DMC Companies within 12 months prior to the termination of this Agreement.

(c)           Payment.  For the duration of the Non-competition Period, the Company shall pay the Executive, for each year of Non-competition Period, compensation in the amount of one half of the Salary. Payment of the compensation is due in 12 monthly installments at the end of the month.

(d)           Reduction of Payment.  Any income earned by the Executive, or any income he consciously refrains from earning, during the Non-competition Period, either as a self-employed person, as an employed person, or through any other form of work, will be deducted from the compensation pursuant to Section 6(c) if the compensation, taken together with the income earned, would exceed the Salary.  Income also includes any unemployment benefits received by the executive.  The Executive is obliged to provide the company, upon its request, with information concerning the extent of his income.

Any income which the Executive earns through the management of his assets (i.e. Vermögensverwaltung Rospek Gesellschaft bürgerlichen Rechts for the time being) shall not be deemed to be deductible income.

(e)           Waiver; Termination of Non-Competition Provisions.  DMC may waive the provisions of this Section 6.  The obligations of the Company and the Executive pursuant to this

Section 6 shall be terminated upon the termination of the employment relationship between the Company and the Executive as a result of the retirement, either early or definitively, of Executive.

(f)            Penalty for Violation.  In every case of infringement of the provisions of Section 6(a) and 6(b) by the Executive, the Executive shall pay a contractual penalty in the amount of EUR 100,000.00.  In case of a long-term infringement such penalty shall be payable by the Executive for each calendar month during which infringement has occurred. Any claims for further damages shall not be affected hereby.

7.             Miscellaneous.

(a)           Judicial Limitation.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(ii)           the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)           the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement, and the parties shall replace the non-binding provision with another provision that is binding, in such a way that the new provision differs as little as possible from the non-binding provision, taking into account the object, the intent and the purpose of this Agreement.

(b)           Injunctive Relief.  In view of the nature of the rights in goodwill, business reputation and prospects of the Company to be protected under this Agreement, Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of his obligations hereunder. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

(c)           Waiver.  The failure of the Company to enforce at any time of the provisions of this Agreement or to require any performance by Executive of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.

(d)           Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(e)           Binding Effect.  This Agreement shall be binding upon the parties, their successors, executors and heirs.

(f)            Assignability.  Any claims by the Executive against the Company or DMC, including for payment of salary, bonuses or other compensation, contribution, benefit, etc., may not be pledged or assigned without the previous written consent of the Company and DMC.  The assertion of any right of retention, right to refuse performance or set-off of claims with regard to any claim of the Company or of DMC shall be excluded to the fullest extent permitted by applicable law.

(g)           Entire Agreement.  This Agreement, including the Key Employee Proprietary Information and Inventions Agreement and the Non Competition Agreement referred to herein, and which are incorporated herein and made a part hereof by reference, embody the entire agreement and understanding of the parties hereto and supersede all prior agreements or understanding (whether written or oral) with respect to the subject matter hereof.

(h)           Governing Law and Venue.  The validity of this Agreement and any of its terms and provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of Germany (without regard to its conflicts of law doctrines) and the exclusive venue for any action to enforce or to interpret this Agreement shall be, insofar as legally allowed, in a court of competent jurisdiction located in the location of the registered office of the Company and each of the parties consent to the jurisdiction of such court in any such action or proceeding and waives any objection to venue laid therein.

(i)            Amendments.  This agreement may not be amended, altered or modified other than by a written agreement between the parties hereto.

(j)            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof shall bear the signatures of all the parties indicated as the signatories hereto.

(k)           Notices.  All notices, requests, demands and other communications under the Agreement shall be given in writing and shall be served either personally, by facsimile or delivered by international delivery service and properly addressed to the parties as noticed herein. Notice shall be deemed received upon the earliest of actual receipt, confirmed facsimile or three (3) days following delivery pursuant to this section.

If to Executive:

Rolf Rospek

Plotennaag 3

51234 Edemissen

Germany

Facsimile:

If to the Company:

DYNAenergetics Holding GmbH

Dr. Hermann-Fleck-Allee 8

D-57299 Burbach

Germany

Facsimile:

If to DMC:

Dynamic Materials Corporation
Attention: Chief Executive Officer
5405 Spine Road
Boulder, CO 80301
Facsimile:  +1 (303) 604-1897

(l)            Interpretation.  Each party has had the opportunity and has reviewed and revised this Agreement (and has had an opportunity to consult with counsel if desired) and, therefore, the rule of construction requiring that any ambiguity be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  The section headings contained in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

(m)          Governing Language. The Agreement is executed in both a German and an English version. In case of discrepancies or contradictions between the German and English versions, the German version shall prevail.

(n)           Attorney’s Fees and Costs.  If either party shall commence any action or proceeding against the other to enforce the provisions hereof, or to recover damages as a result of the alleged breach of any provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including reasonable attorney’s fees.

[Signature Page Follows]

Acknowledgment

Each party’s signature below acknowledges that the party has read this document fully, that the party fully understands and agrees to its contents and effect, that the party understands that it is a legally binding document, that the party is mentally and physically competent and capable of reading, understanding and signing this Agreement, and that the party has signed this document voluntarily and of its own free will, and not as a result of any pressure or coercion.  Each party’s signature below further acknowledges that the party has had the opportunity to consult with an attorney about the meaning and effect of the terms of this Agreement and that each party has in fact consulted with an attorney of the party’s own choosing about this Agreement.

This Agreement is executed as of the date first set above:

DYNAenergetics Holding GmbH, represented by its sole partner, Dynamic Materials Luxembourg 2 S.à.r.l.

By:
Gerard Maitrejean, class A director

By:
Geoffrey Henry, class A director

Dynamic Materials Corporation

By:
Yvon Cariou, President and
Chief Executive Officer

Executive:

Rolf Rospek

Schedule 1

Vacation Benefits for Executive

1.     The Executive shall be entitled to an annual vacation of 30 working days. Working days means all calendar days other than Saturdays, Sundays and legal holidays in Germany.  If annual vacation was not fully taken by the Executive  prior to March 31 of the subsequent calendar year due to opposing Company interests, such vacation not taken shall lapse without the Executive being entitled to compensation in return.

2.     The Executive may be granted up to 40 working days vacation in addition to his contractual entitlement to vacation (specified in paragraph 1 above) for each calendar year during the term of this Agreement. Any additional vacation days must principally be agreed by common consent among the Executive and the Company. If and to the extent to which there is no conflicting urgent operational reason, the Executive may take additional vacation days also on his own authority, however he shall give notice thereof to the Chief Executive of DMC in writing (by e-mail or fax is sufficient) at the latest by the end of the particular month when he took vacation and obtain its approval.

3.             The Parties agree that the approval/taking of additional vacation days shall not be detrimental to the duties and responsibilities of the Executive.

4.             The approval/taking of additional vacation days entails

(a)  a reduction of the annual bonus to which the Executive is eligible pursuant to Section 4(b) of this Agreement by an amount which is calculated according to the following formula:

Bonus amount x number

of additional vacation days  =  Amount of reduction

222

(For clarification only: The divisor “222” results from the average number of working days in North Rhine/Westphalia, i.e. 252 working days, less the number of vacation days to which the Executive is contractually entitled, i.e. 30 working days);

(b)  a further reduction of the bonus amount reduced pursuant to sub-section a) above by an amount which is calculated according to the following formula:

Salary x number of additional vacation days  =  Amount to be deducted

5.             Additional vacation days may only be approved / taken after the Executive has taken all the vacation days to which he is contractually entitled as specified in paragraph 1 above.

Sch 1 - 1

6.             The Executive shall coordinate the dates of his vacation with other Company executives (if any) on an appropriately timely basis. Any grounds for pressing business shall take priority.

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Schedule 2

Disability or Lon-term Illness of Executive

1.      If the Executive cannot perform the duties arising out of this Agreement due to illness or otherwise being indisposed, he shall promptly inform the Company and DMC of the expected duration of his unavailability.  The Executive shall also inform the Company and DNC of any business urgently in need of attention.

2.      In the event of an inability to work due to illness, the Executive is required to submit a doctor’s excuse prior to the expiration of the third calendar day following the commencement and expected duration of the inability to work.  In the event of an illness extending beyond the period specified in the excuse, a subsequent excuse must be submitted within two days of the expiration of this period.

3.      Other than in the event of being disabled to work (Berufs-/Erwerbs-unfähigkeit), the Executive shall continue to receive the Salary provided under Section 4(a) of this Agreement for the duration of his inability to work due to any illness for which he is not at fault for a period of up to a maximum of six months in each individual case. Any sickness allowances granted to Executive during this time shall be deducted from the remuneration payment.

4.      The Executive hereby assigns to the Company all claims against third parties caused in connection with the reasons for his inability to work in an amount corresponding to the compensation of the Executive for the duration of his inability to work.  The Executive is required to forward to the Company all information required to enforce these claims.

Sch 2 - 1